Exhibit 23.4

Consent of Independent Certified Public Accountants

We have issued our report dated June 5, 2014, with respect to the audited financial statements of Rod’s Production Services, LLC as of and for the year ended December 31, 2013, included in the Current Report of New Source Energy Partners L.P. on Form 8-K/A dated August 14, 2014. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of New Source Energy Partners L.P. on Form S-8.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

June 29, 2015